H. Dennis Lauzon
854 Sunset Avenue
Haworth, New Jersey 07641

March 10, 2006

Mr. Corey E. Shaker
Chief Executive Officer
Hometown Auto Retailers, Inc.
1309 South Main Street
Waterbury, CT 06706

Dear Mr. Shaker,

You will recall a discussion we had late last year regarding the Nissan deal. In that discussion, in a quite unprofessional way, you told me to resign from the board if I did not like the way you were handling things. More recently, you have discontinued providing monthly financial statements and forecasts to me as you regularly had done in the past. This was especially disappointing given the January acquisition of the Nissan point. I have given serious thought to these matters. Effective this date, I resign as director of Hometown Auto Retailers, Inc.

Sincerely,

H. Dennis Lauzon